                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made by and among Adam B. Henderson Family Limited Partnership, a Virginia limited partnership, ("Shareholder"), Adam B. Henderson, individually, ("Guarantor"), and Henderson Holdings, Inc., a Maryland corporation ("Henderson") and Monro Muffler Brake, Inc., a New York corporation, 200 Holleder Parkway, Rochester, New York 14615 ("Monro"). Shareholder, Guarantor, Henderson, and Monro are sometimes referred to herein as a "Party" and are referred to herein collectively as the "Parties".

                                R E C I T A L S

      I. Henderson is engaged in the Business (as later defined in this Agreement);

      II. Shareholder is the owner of one hundred percent (100%) of the issued and outstanding capital stock of Henderson;

      III. In general, the reorganization is intended for federal income tax purposes to qualify as a reorganization within the meaning and definition of
Section 368(a)(1)(C) of the Code, and it will comprise the conveyance by Henderson to Monro of substantially all the assets of Henderson, the issuance by Monro to Henderson of shares of Monro's Common Stock (as later defined in this Agreement), the payment by Monro to Henderson of a sum certain in cash, the distribution by Henderson to the Shareholder of the shares of Monro's Common Stock received by Henderson, and the dissolution of Henderson, all subject to the terms and conditions set forth in this Agreement; and

      VI. The Guarantor is the general partner of the Shareholder and is familiar with the material operations of the Business.

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      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings ascribed to them in this Article I.

      AGREEMENT. This Agreement and Plan of Reorganization including all amendments hereto and all Schedules referred to herein.

      ASSETS. All or substantially all of the assets relating to the Business, as defined and set forth in Paragraph 2.01, to be conveyed to Monro under this Agreement.

      AVERAGE TRADING PRICE. Average Trading Price means, with respect to any publicly traded securities, as of the Closing Date, the average for the twenty
(20) full Trading Days preceding the Closing Date of:

            (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which such securities are listed or admitted for trading, or

            (ii) if such securities are not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if such securities are not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such Trading Day as reported on the Nasdaq Stock Market, or

            (iii) if such securities are not listed or admitted to trading on any national securities exchange, the NASDAQ National Market or the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on each such Trading Day in the domestic over-the-

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counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

      For purposes of determining the "Average Trading Price" of any securities,

            (i) the applicable sales price or bid and asked prices of such securities on any day prior to any "ex-dividend" date or any similar date occurring prior to the Closing Date for any dividend or distribution (other than a dividend or distribution contemplated by clause (B) of paragraph (ii) below) paid or to be paid with respect to such securities shall be reduced by the fair value of the per share amount of such dividend or distribution; and

            (ii) the applicable sales price or bid and asked prices of such securities on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such securities occurring prior to the Closing Date, or (B) any "ex-dividend" date or any similar date occurring prior to the Closing Date for any dividend or distribution with respect to such securities to be made in such securities or securities that are convertible, exchangeable, or exercisable for such securities shall be appropriately adjusted, as determined by the Board of Directors of Monro, to reflect such subdivision, combination, dividend, or distribution.

      BUSINESS. The business of under-car and other automotive repairs and service including, but not limited to state inspections, exhaust systems, brakes, inspections, shocks, springs, struts, mufflers, tailpipes, belts, filters, wipers, electrical systems, lights, oil changes, chassis lubrication, steering, suspensions, alignments, tires, wheels, batteries, radiators, heating and cooling systems, CV and U-joints and related parts and accessories, as operated by Henderson.

      BUSINESS DAY. Any day other than a Saturday, Sunday, or any other day upon which banks in New York, New York generally are not open for business.

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      CAP. Seven Hundred Fifty Thousand Dollars ($750,000.00).

      CLOSING. The closing of the transactions contemplated by this Agreement, which will occur on the Closing Date.

      CLOSING DATE. March 5, 2005, or such other date as the parties may agree to in writing, upon which the Closing shall occur.

      CODE. The Internal Revenue Code of 1986, as amended.

      CONFIDENTIAL INFORMATION. Any and all trade secrets and other technical, research, operational, manufacturing, marketing, sales and financial information of Henderson regardless of how acquired or developed concerning the Business and the policies, research, processes, inventions, products and business operations and methods relating in any way to the Business.

      CONTRACT. Any and all written or oral contracts or commitments of any kind or nature relating to the Business or the Assets, including, without limitation, any loan agreement, note, guarantee, security agreement, pledge agreement, lease, employment or labor agreement, stock option, stock purchase, pension or profit sharing plan, retirement or bonus plan, agreement or other arrangement (whether current or deferred), construction or building commitment, insurance contract, sales representation contract, advertising contract, brokerage contract, purchase or sales order or contract or franchise or license agreement.

      ENVIRONMENTAL LAWS. Any and all laws, rules, regulations, orders or guidance documents of any Governmental Authority relating to public health and safety, worker health and safety, pollution or the protection of the environment including, without limitation, those relating to actual or threatened emissions, discharges or releases of pollutants, contaminants, hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic materials, substances or wastes.

      ERISA. The Employee Retirement Income Security Act of 1974, as amended.

      ESCROW AGENT. Monro's Attorney and Henderson's Attorney, jointly.

      ESCROW AGREEMENT. Escrow Agreement, dated as of the Closing Date, by and among the Parties, Henderson's Attorney and Monro's Attorney.

      EXCHANGE ACT. The Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, in each case, as amended from time to time.

      EXCLUDED ASSETS. Cash (except imprest cash), cash equivalents and deposits, all interest receivable in connection with any such items, rights in and to bank accounts, marketable and other securities and similar investments of Henderson, if any, accounts receivable (which includes the delinquent and questionable debt/account receivable from an insolvent affiliate of Henderson to Henderson in the principal amount of approximately Four Hundred Thousand Dollars ($400,000.00), and that certain parcel of real estate described in the Land Records of St. Mary's County, Maryland, in Liber 1421 Folio 100 that is more particularly described in the deed attached to this Agreement a Exhibit A, and those other items listed on Schedule 2.01.E.

      FIXED ASSETS. Henderson's furniture, fixtures, machinery, equipment, motorized vehicles used in, and leasehold improvements relating to, the Business, as defined in Paragraph 2.01B and as listed on Schedule 2.01B.

      GAAP. Generally Accepted Accounting Principles.

      GUARANTOR. Adam B. Henderson, Jr.

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      GOVERNMENTAL AUTHORITY. Any and all federal, state, municipal or other governments or governmental departments, commissions, boards, bureaus, agencies or instrumentalities, domestic or foreign.

      HAZARDOUS SUBSTANCE. Any materials or substances defined as or included in the definition of "Hazardous Substances", "Hazardous Materials", "Hazardous Wastes", "Toxics", "Contamination" or "Pollutants" under any Environmental Laws, including any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, microbial or which contains polychlorinated biphenyls (PCBs), gasoline, diesel fuel, petroleum or petroleum hydrocarbons or asbestos.

      HENDERSON. Henderson Holdings, Inc., a Maryland Corporation.

      HENDERSON AGREEMENT. License Agreement, dated December 31, 1997, by and between Monro and Henderson relating to the use by Henderson Holdings, Inc. of the "Mr. Tire" marks.

      HENDERSON'S ATTORNEY. Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202.

      INTELLECTUAL PROPERTY. All copyrights, patents, trademarks, service marks, trade names, computer software, inventions, designs, formulas, trade secrets, manufacturing processes, know-how and other similar rights.

      INVENTORY. Henderson's inventory relating to the Business, as further defined in Paragraph 2.01A.

      KNOWLEDGE. The actual knowledge of Guarantor after reasonable inquiry of Frederick Tobiro, James Keifer, and Harry Yarrison, the "Management Employees" of Henderson.

                                       6
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      LITIGATION. Any and all litigation, proceedings, suits, actions, controversies or investigations, at law or in equity, before or by any court or Governmental Authority, or any claims in respect thereof.

      LOSSES. Any loss, liability, damage, cost, or expense, including, without limitation, reasonable attorneys' fees and expenses.

      MATERIAL ADVERSE CHANGE. A material change or an extraordinary event which could reasonably be expected to result in a material adverse change in the financial condition, assets, liabilities or business of Henderson relating to the Business as a whole, other than changes in the ordinary course of business, none of which, individually or in the aggregate, have been materially adverse.

      MONRO. Monro Muffler Brake, Inc., a New York corporation.

      MONRO'S ATTORNEY. Underberg & Kessler LLP, 1800 Chase Square, Rochester, New York 14604.

      MONRO COMMON STOCK.

            (a) If only one class or series of common stock of Monro is publicly traded on the Closing Date, then "Monro Common Stock" means shares of that class or series of common stock of Monro that is publicly traded on the Closing Date.

            (b) If more than one class or series of shares of common stock of Monro is publicly traded on the Closing Date, but only one class or series of shares of common stock of Monro is nationally traded on the Closing Date, then "Monro Common Stock" means shares of that class or series of common stock of Monro that is nationally traded on the Closing Date.

            (c) If more than one class or series of shares of common stock of Monro is Nationally Traded on the Closing Date, then "Monro Common Stock" means shares of that class

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

or series of common stock of Monro that is Nationally Traded on the Closing Date and has the highest price - adjusted trading volume as of the Closing Date.

For purposes of this definition of "Monro Common Stock," (i) the class or series of common stock is "Nationally Traded" if it is (A) registered under Section 12 of the Exchange Act (or a successor provision of law), and (B) listed for trading on any national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law) or on the NASDAQ National Market (or any successor system); and (ii) the "price adjusted trading volume" of any class or series of common stock of Monro means the product of the Average Trading Price of a share of such class or series of common stock as of the Closing Date times the average daily trading volume such class or series of common stock for the twenty (20) full Trading Days preceding the Closing Date.

      PERMITTED ENCUMBRANCES. As set forth on Schedule 2.01, those encumbrances, to the free and clear transfer of title to the Assets, which will be permitted by Monro.

      PURCHASE PRICE. Seven Million Five Hundred Thousand Dollars
($7,500,000.00).

      REAL PROPERTY. Any and all of the parcels of real property, together with the buildings, structures and other improvements thereon, which are leased or otherwise used or occupied by Henderson in connection with the operation of the Business, including, without limitation, those parcels more particularly described in Schedule 3.10A.

      SEC. The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

      SECURITIES ACT. The Securities Act of 1933, or any successor federal statute, and the Rules and Regulations of the SEC promulgated thereunder, in each case, as amended from time to time.

      SHAREHOLDER. Adam B.Henderson Family Limited Partnership.

      TAXES. Any and all Federal, state, local or foreign income, gross receipts, franchise, estimated, minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or any other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of any of the foregoing.

      THRESHOLD AMOUNT. Seventy-Five Thousand Dollars ($75,000.00).

      TRADING DAY. With respect to any security, a day on which the principal national securities exchange on which such security is listed or admitted to trading, or the NASDAQ National Market or the NASDAQ Stock Market, as applicable, if such security is not listed or admitted to trading on any national securities exchange, is open for the transaction of business (unless such trading shall have been suspended for the entire day), or if such security is not listed or admitted to trading on any national securities exchange, the NASDAQ National Market, or the NASDAQ Stock Market on any Business Day.

                                   ARTICLE II

                                    TRANSFER

      2.01 TRANSFER OF PROPERTY RIGHTS AND ASSETS. On the Closing Date, Henderson agrees to transfer, assign, and convey to Monro free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever (except for Permitted Encumbrances listed and described on Schedule 2.01) in exchange for the shares of Monro Common Stock and cash, subject to the terms and conditions of this Agreement, all the assets, properties and rights of Henderson of every kind, nature, and description, tangible and intangible, wherever situated, relating to the Business as a going concern (the "Assets") as follows,

            A. All of Henderson's inventory, parts and supplies relating to the Business, including any inventory, parts, or supplies in transit, as the same shall exist on the Closing Date and which are usable and saleable in the ordinary course of business, which is defined in the case of non-tire Inventory as being listed on Henderson's vendors' current price sheets and in the case of tire Inventory as within three (3) years of its date of manufacture based upon each Inventory item's Department of Transportation Code.

            B. All of Henderson's furniture, fixtures, machinery, equipment, tools, supplies and leasehold improvements relating to the Business as the same shall exist on the Closing Date, including, but not limited to items listed and described in Schedule 2.01B hereto. Such schedule shall include the net book value assigned to each item, calculated in accordance with GAAP as of March 31, 2004.

            C. All of Henderson's trademarks, tradenames and domain names, if any, goodwill, intangible assets and records relating to the Business, including, but not limited to, Henderson's telephone numbers, employee files, customer lists and history, mailing lists, accounting, sales and purchasing correspondence and records, customer deposits, prepayments, data processing records, all of the operational books, records and data used by Henderson in connection with the Business, all as such items are listed and described on
Schedule 2.01C; and

            D. Certain pre-paid expenses with respect to the Business as of the Closing, as such expenses are described in Schedule 2.01D. All such pre-paid expenses shall be calculated in accordance with GAAP as of the Closing Date, with supporting calculations provided to Monro, and, with respect to business licenses, must be related to licenses transferable to Monro as of the Closing.

            E. All imprest cash.

      It is the intention of the parties hereto that the Assets, excluding the Excluded Assets, shall include only those of Henderson's assets used or useable in the conduct of the Business.

      The Assets shall be transferred, assigned, and conveyed by appropriate legal instruments reasonably satisfactory to Monro's Attorney.

      2.02 LIABILITIES. Except as otherwise provided in this Agreement, it is expressly understood and agreed that Monro does not, nor will it assume or become liable for, any of Henderson's liabilities of any kind or nature at any time existing or asserted, whether fixed, contingent or otherwise.

      2.03 ASSIGNMENT OF LEASES AND CONTRACTS. Henderson agrees to assign to Monro, and Monro agrees to assume and accept, all of Henderson's right, title and interest in and to (A) the Real Property leases described in Schedule 3.10A and (B) the Contracts itemized and described in Schedule 2.03 hereto.

      2.04 TRANSFER OF COMMON STOCK AND CASH BY MONRO. At the Closing, Monro shall issue to Henderson Monro Common Stock equal in value (at the time of its issuance) to Six Million Five Hundred Thousand Dollars and no cents ($6,500,000.00) and cash consideration in the amount of One Million Dollars and no cents ($1,000,000.00) (the "Cash Consideration"), subject to the adjustment, if any, set forth in Paragraph 2.05.

      2.05 ADJUSTMENTS. So long as the amount of Common Stock issued by Monro to Henderson is never less than Eighty Percent (80%) of the market value of the Assets (including the Excluded Assets and Assumed Liabilities) owned by Henderson, Monro may adjust the

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combined value of the Monro Common Stock and/or cash to be received by Henderson at Closing in the following event:

      A. (i) The amount of Common Stock and cash that Henderson receives at Closing under Paragraph 2.04 of this Agreement presumes that Henderson has on hand Inventory as of the Closing Date, valued in accordance with GAAP (at the lower of Henderson's acquisition cost or market) of at least Eight Hundred Thousand Dollars ($800,000.00). The actual value of the Inventory on the Closing Date (the "Closing Inventory Schedule") shall be determined by a physical inventory count conducted jointly by Henderson and Monro at or near the Closing Date, with each item of Inventory to be valued at the lower of Henderson's acquisition cost or market in accordance with GAAP as provided on the Closing Inventory Schedule. Within sixty (60) days after the physical inventory is taken, Henderson shall prepare a final inventory schedule, setting forth each item of Inventory by the physical count agreed upon by the Parties, valued at the lower of its acquisition cost or market calculated in accordance with GAAP, its extended value and the total value by store (the "Inventory Statement"). Monro shall have sixty (60) days to audit and reconcile such Inventory Statement, during which time Henderson and Shareholder shall use best efforts to respond in a timely manner to any requests of Monro for additional information or documentation to assist Monro during its audit and reconciliation of the Inventory Statement. If Monro disputes an item or items in the Inventory Statement, Monro shall prepare and submit to Henderson a notice of inventory dispute which shall set forth Monro's revised Inventory Statement. If Monro fails to deliver a notice of dispute within sixty (60) days of its receipt of the Inventory Statement from Henderson, the Inventory Statement shall be deemed accepted for purposes of any adjustment to the Purchase Price. Upon receipt by Henderson of a notice of dispute regarding the Inventory Statement, Henderson and Monro shall, for a period of twenty (20) days following delivery of such notice, seek in good faith to resolve any disputed items and agree on a final Inventory Statement. The amount of Monro Common Stock and/or cash to be issued to Henderson shall be adjusted up or down, as necessary, in accordance with Subparagraph (ii) of this Paragraph 2.05A. In the event Henderson and Monro cannot resolve a disputed item, such dispute shall be resolved by arbitration as provided in Paragraph 11.03 of this Agreement.

            (ii) If the parties determine that the actual values reflected on the final Inventory Statement (the "Inventory Value") is greater than Nine Hundred Thousand Dollars ($900,000.00), the value of the Monro Common Stock and Cash Consideration issued to Henderson at Closing will be adjusted upward and Monro will promptly transfer to Henderson the difference between the Inventory Value and Nine Hundred Thousand Dollars ($900,000.00). If the parties determine that the Aggregate Value is less than Seven Hundred Thousand Dollars ($700,000.00), the value of the Monro Common Stock and Cash Consideration issued to Henderson at Closing will be adjusted downward, and Henderson will promptly pay to Monro the difference between Seven Hundred Thousand Dollars ($700,000.00) and the Inventory Value. Notwithstanding the immediately preceding, if the Inventory Value is more than One Million Dollars ($1,000,000.00) at Closing, (a) there will be no adjustment upward in the value of the Monro Common Stock or Cash Consideration issued to Henderson at Closing in excess of One Hundred Thousand Dollars ($100,00.00), and (b) a corresponding amount of Inventory (the exact amount and specific items of which shall mutually agreed upon by Henderson and Monro in the exercise of their commercially reasonable judgment) in excess of One Million Dollars ($1,000,000.00) will remain with Henderson after Closing.

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            (iii) All Real Property taxes, rent payments and deposits, utility charges and deposits, license fees and other prepaid charges relating to the Real Property leases to be assumed by Monro pursuant to Paragraph 2.03A hereof will be prorated as of the Closing Date, and the prorated portion of such payments and prepayments representing payment for the period commencing with the Closing Date will be paid Monro to Henderson at the Closing or shortly thereafter. All payments due or prepayments received by Henderson under the Contracts to be assigned to Monro pursuant to this Paragraph 2.03B shall be prorated as of the Closing Date, and the prorated portion of such payments and prepayments representing payment for the period commencing with the Closing Date will be paid or credited by Henderson to Monro at the Closing or shortly thereafter.

      2.06 MONRO COMMON STOCK AND CASH TO HENDERSON. The Monro Common Stock and cash from Monro to Henderson shall be issued as follows:

            A. Upon the execution of this Agreement, payment by Monro to Henderson of Five Hundred Thousand Dollars ($500,000.00) in immediately available funds (the "Initial Payment"). It is understood that Henderson will immediately return to Monro an amount equal to the Initial Payment if the Agreement is terminated for any reason pursuant to Section 10.01.

            B. At the Closing, payment by Monro to Henderson of Two Hundred Fifty Thousand Dollars ($250,000.00) at the Closing, by wire transfer of immediately available funds to bank account(s) identified by Henderson within two (2) days prior to Closing.

            C. At the Closing, the deposit at Closing by Monro with the Escrow Agent of an additional sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Escrowed Amount"), to be held in an interest-bearing escrow account and to be disbursed after Closing in accordance with the terms set forth in the Escrow Agreement. The Escrowed Amount shall be used to fund: (i) all Purchase Price adjustments (without regard to the Threshold Amount); (ii) fixed asset adjustment, due to real property incorrectly reported of One Hundred Twenty Eight Thousand Dollars ($128,000) (the "Real Property Adjustment") and (iii) indemnification of Monro by Henderson and Shareholder pursuant to Paragraph 9.04 of this Agreement . The Real Property Adjustment shall be made from the Escrowed Amount on the second anniversary of the Closing. If on such anniversary there are insufficient funds to make the payment in full of the Real Property Adjustment to Monro, then Monro shall set off any excess Real Property Adjustments (the "Excess Adjustments") against rent payments due under the Guarantor Leases (as defined in Section 7.05A) over a period of two (2) years. Such Excess Adjustments shall be allocated pro rata among the Guarantor Leases, reducing the monthly rent of each Guarantor Lease by an amount which equals the percentage that each individual monthly Guarantor Lease rent payment is to the aggregate of all of the monthly Guarantor Lease rent payments.

            D. At the Closing, payment by Monro to Henderson of an additional Six Million Five Hundred Thousand Dollars ($6,500,000.00) of Monro Common Stock, represented by one stock certificate, which, upon its issuance, shall be fully paid and (except at set forth in Section 630 of the New York Business Corporation Law) nonassessable. Each share of Monro Common Stock issued and delivered to Henderson at the Closing shall be valued at the Average Trading Price of a share of Monro Common Stock on the Closing Date. Monro shall thereafter divide such certificate into certificates of such denominations and registered in such names as Henderson shall request, but under no circumstances for fractions of a share.

            E. So long as the amount of Monro Common Stock issued by Monro to Henderson is never less than Eighty Percent (80%) of the market value of the Assets (including the Excluded Assets and liabilities of Henderson assumed by Monro under the terms hereof) owned by Henderson, the amount of the post-Closing adjustment resulting in any adjustment to the amount of Monro Common Stock or cash issues by Monro or Henderson shall be made, as applicable, by wire transfer of immediately available funds and/or the issuance of additional Monro Common Stock one hundred eighty (180) calendar days after the Closing Date; provided, however, the Parties may mutually agree to an earlier payment of such amounts.

      2.07 CLOSING. Closing hereunder shall take place at the offices of Henderson's Attorney on the Closing Date.

      2.08 RIGHT OF OFFSET. Monro may, at its option, use part or all of any amounts due to Henderson or any Shareholder or Guarantor (or affiliate thereof) pursuant to the terms of this Agreement, the lease agreements described in
Schedule 7.05 or any other agreements between Monro and Henderson, the Shareholder, or the Guarantor, to apply against or satisfy any failure of Henderson or Shareholders to satisfy liabilities arising from any of their obligations or agreements hereunder, or any claims of Monro against Henderson or Shareholders whether due to the breach of any representation or warranty made hereunder or otherwise, together with all expenses, including reasonable attorneys' fees and the costs of defense, incurred by Monro as a result of or in connection therewith; if so used by Monro, such amounts shall be, and shall constitute, a complete and absolute offset against the payment of any such amounts which are or may become due from Monro to Henderson, any of the Shareholders or their affiliates. Nothing contained in this Paragraph 2.07 shall be construed as to limit or modify, except to provide for a right of offset, Henderson's and Shareholders' general obligation to indemnify Monro set forth in Paragraph 9.04 thereof.

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                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                            HENDERSON AND SHAREHOLDER

      Henderson, Shareholder, and Guarantor jointly and severally represent and warrant to Monro as follows:

      3.01 CORPORATE STANDING. Henderson is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Henderson has full corporate power and authority to own or lease its properties and to carry on the Business as it is now being conducted. Henderson is (or on the Closing Date will be) duly licensed or qualified to do business and is in good standing as a foreign corporation under the corporation and tax laws of all jurisdictions in which the nature of the activities conducted by it and/or the character of the assets owned or leased by it makes such license or qualification necessary, such jurisdictions being listed on Schedule 3.01 hereto.

      3.02 AUTHORITY. Henderson and the Shareholder have taken all such action as may be necessary, advisable or proper to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder. This Agreement has been duly executed by Henderson and the Shareholder and is valid, binding and enforceable against each of them in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by the application of general equitable principles.

      3.03 CONSENTS; CONFLICTS. Except as set forth on Schedule 3.03, the execution and delivery of this Agreement and the consummation of the transactions provided hereunder do not

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require any third party consent and do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of (a) the Articles of Incorporation or By-Laws, as the same may have been amended from time to time, of Henderson, or (b) any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Henderson is a party or by which Henderson or the Shareholder is subject or bound.

      3.04 FINANCIAL STATEMENTS. Henderson has delivered to Monro Henderson's reviewed financial statements for the fiscal years ended on March 31, 2002, 2003 and 2004 (the "Annual Financial Statements") and the internally prepared interim financial statements of Henderson (the "Internal Financial Statements") for the period ended October 31, 2004, each of which is annexed hereto as Schedule 3.04. The Annual Financial Statements (a) are prepared in accordance with GAAP, (b) are in accordance with the books and records of the Business, and (c) present fully, fairly and accurately the consolidated financial position of the Business as of said dates and the operational results of the Business for the periods represented thereby. The Internal Financial Statements are not prepared in accordance with GAAP, but (i) are in accordance with the books and records of the Business, and (ii) present fully, fairly and accurately the consolidated financial position of the Business as of said dates and the operational results of the Business for the periods represented thereby. Such financial statements set forth all of the liabilities and obligations of Henderson, direct and indirect, contingent and accrued, of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, except (a) liabilities and obligations set forth in the contracts, leases and commitments listed and described in the attached Schedules, and (b) liabilities and obligations incurred in the ordinary course of the Business subsequent to the respective dates thereof.

      3.05 TITLE TO ASSETS. Except as set forth in Schedule 3.05 hereto, Henderson has good title to all of the Assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever (other than the Permitted Encumbrances). True, correct and complete copies of each document or instrument relating to any such imperfection of title have been hereto delivered to Monro.

      3.06 CONDITION OF ASSETS. All Assets are in good working order and useable in the ordinary course of the Business, ordinary wear and tear alone excepted.

      3.07 INVENTORY. All Inventory owned by Henderson, relating to the Business and existing as of the Closing Date will (a) be located at the Real Property on the Closing Date, (b) be useable or saleable in the ordinary course of the Business (as defined in Paragraph 2.01A), (c) be in a quantity and of a quality suitable for sale in the ordinary course of the Business, (d) not be damaged or defective, and (e) in the case of non-tire Inventory, be listed on Henderson's vendors' current price sheets and, in the case of tire Inventory, be within three (3) years of its date of manufacture based upon each item of Inventory's Department of Transportation Code.

      3.08 CONTRACTS. Henderson is not a party to any Contract material to the operation of the Business that is not set forth in Schedule 2.03 hereto.

            A. The Contracts listed in Schedule 2.03 are valid, binding and enforceable on all parties thereto and in full force and effect. Henderson has not violated any of the terms thereof in any material respect; and to Henderson's, Shareholder's, or Guarantor's Knowledge, no other party to any Contract is in material breach thereof. No claim has been made by any party thereto that any other party is in default thereunder; and Henderson has not received any notice that any such Contract is being or will be canceled. Except as set forth on Schedule 3.08, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event which will, upon the giving of notice, lapse of time or both, result in a default under or termination of any such Contract. True, correct and complete copies of each of the Contracts set forth on Schedule 2.03 have been supplied by Henderson to Monro prior to the date hereof.

            B. Henderson does not have any outstanding purchase commitment which is in excess of the normal, usual and customary requirements of the Business or
(i) is at a price in excess of the current market price, or (ii) contains terms and conditions which are more onerous than those which are usual and customary in the industry. There are no outstanding bids, sales proposals, contracts or unfilled orders quoting prices which do not include a markup over estimated cost, based upon actual cost experience, consistent with past markup on similar contracts. A list of all purchase commitments and orders of Henderson relating to the Business which have not been received as of the date of this Agreement, in amounts in excess of Ten Thousand Dollars ($10,000.00) in any single case and Fifty Thousand Dollars ($50,000.00) in the aggregate from all suppliers is annexed hereto as Schedule 3.08B. A list of all sales commitments and orders of Henderson that have not been sold as of the date of this Agreement, in amounts in excess of Ten Thousand Dollars ($10,000.00) in any single case and Fifty Thousand Dollars ($50,000.00) in the aggregate from all customers is annexed hereto as Schedule 3.08B. Each sales commitment or order of Henderson is valid, binding and enforceable against the customer.

      3.09 TRADE RELATIONS. Trade relations between Henderson and its respective major customers and suppliers are in good standing and, to Henderson's, Shareholder's, or Guarantor's Knowledge, the continuation of such relations is not dependent upon the continued ownership of the Business by Henderson or the continued management or administration of the Business by Henderson's respective present personnel. Henderson has no reason to believe that any major customer, franchisor, distributor or supplier will or may cancel a major contract, terminate its relationship with, or materially decrease its volume of purchases from or sales to Henderson, whether or not by reason of the transactions contemplated by this Agreement.

      3.10 REAL PROPERTY.

            A. Schedule 3.10A hereto contains an accurate and complete list of all Real Property occupied by Henderson under a lease or similar arrangement and with regard to each lease sets forth (i) the address of the subject property,
(ii) the name and address of the lessor, (iii) the expiration date of the lease,
(iv) the monthly rent and any additional rent called for under the lease, and
(v) any other material terms which affect possession or occupancy thereunder. True, correct and complete copies of such leases and amendments thereto have heretofore been delivered to Monro. Henderson: (i) is in good standing under each such lease and there are no material breaches of any such lease; and (ii) has not received any notice of default from any lessor or received any notice of non-compliance with applicable laws, rules or regulations of any Governmental Authority. Henderson has no obligation as lessee, which it has not fully performed, nor is it aware of any expenditures which are likely to be required under the provisions of any such lease for any purpose other than the payment of rent and except as otherwise disclosed on Schedule 3.10A. Unless otherwise indicated in Schedule 3.10A, the consummation of the transactions contemplated by this Agreement will not, by itself or upon the giving of notice or lapse of time or both, result in a default under or termination of any such lease.

            B. Henderson does not own any Real Property.

            C. The Real Property and the current use thereof by Henderson, do not violate any building, zoning or similar land use law, rule or regulation of any Governmental Authority that is material to the operation of the Business as currently conducted at the affected Real Property location. All buildings, structures and other improvements located on the Real Property are (i) in good operating condition, (ii) in a state of good maintenance and repair, ordinary wear and tear excepted, (iii) adequate and suitable for the purposes for which they are presently being used, and (iv) located fully within the lines of record title. Henderson has not received any notice, official or otherwise, that any condemnation proceeding is contemplated or has been commenced against any of the Real Property or that any Real Property, or the use thereof, is in violation of any applicable building, zoning or similar land use law, rule or regulation of any Governmental Authority. Henderson has all necessary occupancy certificates, licenses and permits with respect to its use and occupancy of each parcel of Real Property.

            D. To the Knowledge of Henderson, the Shareholder, and the Guarantor, except as may be set forth in Schedule 3.10D, no Real Property (whether now or previously owned or leased by Henderson) has ever been used for the generation, storage or disposal of Hazardous Substances or as a landfill or other waste disposal site. No Hazardous Substances exist on the Real Property in violation of applicable law; and prior to Closing all Hazardous Substances shall be legally removed from the Real Property, except for those stored in compliance with applicable law and used in ordinary course of the Business. Except as set forth in Schedule 3.10D, (i) there are not now, nor have there ever been, underground storage tanks, septic tanks or in ground lifts on the Real Property, and (ii) the improvements on the Real Property do not contain asbestos or lead based paint nor does any equipment on the Real Property contain any polychlorinated biphenyls (PCB's).

            E. There are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority which relate to the use of the Real Property or require any change in the present condition of such premises.

            F. To Henderson's, Shareholder's, or Guarantor's Knowledge, no parcel of Real Property is in violation of any Environmental Law or any permit or license issued thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Law or any such permit or license.

            G. Henderson and Shareholder have delivered or caused to be delivered to Monro all instrument surveys, certificates of title, title insurance policies and environmental reports covering or relating to the Real Property which are in its possession or control.

      3.11 INTELLECTUAL PROPERTY. Schedule 3.11 contains an accurate and complete list of all Intellectual Property, which Henderson has, except as otherwise noted on Schedule 3.11, the exclusive right to use and transfer or otherwise assign to Monro, free and clear of all royalties, claims or rights of others and all of which represents the Intellectual Property necessary or desirable to the conduct of the Business. Except as set forth in Schedule 3.11 hereto, (a) Henderson does not own any copyright, patent, trademark, service mark or trade name or have any application pending with respect thereto relating to the Business, (b) Henderson does not utilize any assumed names relating to the Business and (c) Henderson is not a party to any franchise, copyright, patent, trademark or service mark license agreement relating to the Business. Henderson is not a party to and, there is no Litigation relating to or arising from Intellectual Property which is necessary or desirable to the conduct of the Business, or any basis for any such Litigation, adversely affecting or which might adversely affect the Business.

Henderson has not given any notice of infringement to any third party with respect to any of the Intellectual Property and, no such infringement exists.

      3.12 TAXES. Henderson has delivered to Monro true and correct copies of its Federal Tax returns for the years 2001, 2002 and 2003. Henderson has filed returns for and paid in full all of its Taxes to the extent such filings and payments are required. All such returns were true and correct when filed. Henderson has not received notice of any governmental investigation, examination or audit of any Tax return of Henderson and, no such investigation, examination or audit is currently in progress. Henderson has had no Tax deficiencies proposed against it, which remain unpaid, nor has it executed any waiver of the statute of limitations on the assessment or collection of any Tax. Consolidated Federal tax returns of Henderson have not been audited by the Internal Revenue Service through the fiscal year-ended March 31, 2003.

      3.13 LITIGATION. Except as set forth in Schedule 3.13, there is no Litigation existing, pending or, threatened against Henderson, and there is no fact known to Henderson, the Shareholder, or the Guarantor which could form the basis for any such Litigation. To Henderson's, the Shareholder's, or the Guarantor's Knowledge, there are no judgments, orders, writs, injunctions or decrees of any court or any Governmental Authority, whether or not filed, against Henderson. Neither Henderson, the Shareholder, or the Guarantor has received any inquiry, written or oral, from any Governmental Authority concerning the Business or its operations.

      3.14 GOVERNMENTAL COMPLIANCE.

            A. Henderson has complied with all applicable federal, state and local laws, rules, regulations, judgments, orders, writs, injunctions or decrees of all courts and Governmental Authorities that are material to the operation of the Business as currently conducted. Henderson has not received any notice that it is claimed to be in violation of any law, rule or regulation or in default with respect to any judgment, order, injunction or decree, of any court or Governmental Authority. All reports, returns and other documents which have been filed by Henderson with any Governmental Authority are true, correct and complete in all material respects.

            B. Henderson has obtained all permits, licenses and other authorizations that are material to the operation of the Business as currently conducted and the ownership, use and operation of its real and personal properties, including without limitation all permits, licenses and other authorizations that are, to Henderson's, the Shareholder's, and the Guarantor's Knowledge, required under any Environmental Law, all of which are listed and described on Schedule 3.14B. The operation of the Business (as currently conducted and as previously conducted by Henderson) does not, to the Knowledge of Henderson, the Shareholder, or the Guarantor, violate any Environmental Law or any permit or license issued thereunder, and no event has occurred which by itself or with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Laws or such permits or licenses.

            C. To Henderson's, the Shareholder's, or the Guarantor's Knowledge, there are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority that relate to the operation of the Business or require any change in the present methods of operation of the Business. There is no Litigation pending or, to Henderson's, the Shareholder's, or the Guarantor's Knowledge, threatened relating to (i) violation of or non-compliance with any Environmental Law, (ii) the disposal, discharge or release of liquid or solid wastes or Hazardous Substances or (iii) exposure to any chemical or other Hazardous Substances, noises or vibrations. To Henderson's, the

Shareholder's, or the Guarantor's Knowledge, no consent or approval pursuant to any Environmental Law is needed from any Governmental Authority in connection with the execution of this Agreement or the Closing, nor is any notice required to be given by any party.

      3.15 LABOR RELATIONS. With respect to the employees of the Business, Henderson has complied in all material respects with all applicable agreements, laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payroll taxes that are material to the operation of the Business. Henderson has withheld and remitted to the proper Governmental Authorities all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing. With respect to the employees of the Business, within the last twelve (12) months there have been no strikes, work stoppages, slowdowns, threatened unfair labor practice charges or other material controversies pending or threatened by any of its employees; and Henderson has not entered into any collective bargaining agreement and no union represents, or in the past twelve (12) months has demanded or requested to represent or is currently attempting to represent, any of the employees of Henderson. Except as set forth in Schedule 3.15 hereto, Henderson has not promulgated any policy or entered into any agreement relating to the payment of any medical insurance premium, retirement pay, severance pay, vacation pay or sick leave to any present or former employees of Henderson.
Schedule 3.15 lists all of the employees of Henderson employed by the Business and their current wage rates, none of which since September 16, 2004, has been increased, except for the implementation of annual wage rate increases and bonuses consistent with past practice. Schedule 3.15 reflects all unused vacation pay and sick leave accrued as of September 30, 2004 for all of Henderson's employees employed by the Business. Schedule 3.15 also sets forth the name of any employees of Henderson engaged in the Business who are currently on a leave of absence for any reason including military duty, sickness, injury or disability, and states the reason for and other details of such leave. True, correct and complete copies of all written employment policies and all employee manuals which are still in effect for any present, former or retired employee of Henderson employed by the Business have heretofore been delivered to Monro.

      3.16 ERISA MATTERS.

            A. Employee Plans. Henderson does not maintain any pension benefit, profit sharing, retirement, deferred compensation, welfare, insurance, health, survivor, disability, bonus, incentive, commission, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not or whether defined in ERISA Section 3(3) or not, relating to the employees of Henderson being transferred to Monro hereunder, except as listed on Schedule
3.16 (the "Employee Plans"), neither Henderson nor any employer within a group of employers of which Henderson is a member (as defined in Code Section 414 (b), (c), (m) or (o) as an "ERISA Affiliate") has ever been obligated to contribute to any "multi-employer plan," as such term is defined in Section 3(37) of ERISA, or to any multiple employer or single employer plan covered by the termination provisions of Title IV of ERISA. Henderson agrees that it retains all liability that may arise on account of contributions that may have been made to any such plan prior to the Closing Date, such that there will be no carryover liability to Monro with respect thereto.

            B. Copies of Employee Plans and Related Documents. Henderson has previously delivered to the Monro true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees and, if applicable, the Form 5500 filed in each of the last three plan years with respect to each Employee Plan.

      3.17 BOOKS AND RECORDS. Henderson does not have any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Henderson.

      3.18 INTERESTS IN CLIENTS, SUPPLIERS, ETC. Except as set forth in Schedule 3.18, neither the Shareholder nor any officer or director of Henderson or the Shareholder possesses, directly or indirectly, any financial interest in, or is a director, officer, owner or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, competitor or potential competitor of Henderson or has any right, option or agreement to be or become any of the foregoing. Ownership of less than five percent (5%) of the securities of a company which are traded on a recognized stock exchange or market shall not be deemed to be a financial interest for purposes of this Paragraph 3.18.

      3.19 INSURANCE. Henderson has in full force and effect insurance policies of the types and in the amounts described in Schedule 3.19 hereto. True, correct and complete copies of said policies have heretofore been delivered to Monro. These policies are in types and amounts customarily deemed to be adequate in Henderson's industry, and all premiums due to the date hereof have been paid in full. All of such policies have been issued by reputable insurance companies which are actively engaged in the insurance business and authorized to issue policies in the State of Maryland.

      3.20 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.20 hereto, there has not been since March 31, 2004:

            A. Any Material Adverse Change;

            B. Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Assets;

            C. Any material transactions entered into or any material liabilities or obligations incurred by Henderson (to be considered a "material transaction" or a "material liability or obligation", it must be for an amount of at least $10,000.00), or any sale, transfer, encumbrance of, or any contract to sell, transfer or encumber, any of the Assets, or any payment, cancellation or compromise of any debt, other than in the ordinary course of business;

            D. Any payment or declaration of any bonus or salary increase other than in the ordinary course of the Business and consistent with past practice, or adjustment or additional or extraordinary payment to any officer, employee or agent of Henderson; or

            E. Any other event of any kind or character which would or could materially and adversely affect the Business or the Assets.

      3.21 GENERAL WARRANTY. Henderson has made due inquiry with respect to each fact, matter or thing relating to or arising from the representation and warranty set forth in this Agreement. No representation or warranty of Henderson or Shareholder contained in this Agreement, and no Schedule, exhibit, statement, document, instrument or certificate furnished to or to be furnished by Henderson or the Shareholder to Monro pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a necessary to make the statements contained or incorporated therein or herein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF MONRO

      Monro represents and warrants to Henderson and Shareholder as follows:

      4.01 CORPORATE STANDING. Monro is a corporation duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of New York. Monro has full corporate power and authority to own its properties and to carry on its business as currently conducted and to own and use the assets currently owned and used by it.

      4.02 CORPORATE AUTHORITY. Monro has full corporate power and authority to enter into, execute and deliver this Agreement, to purchase the Assets and comply with the terms and conditions of this Agreement. Monro has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder, so that Monro will have full right, power and authority to purchase the Assets from Henderson and to perform all of its obligations under this Agreement at the Closing. This Agreement constitutes the legal, valid and binding obligation of Monro enforceable against Monro in accordance with its terms and conditions, except as the enforceability of this Agreement may be effected by bankruptcy, insolvency or similar laws affecting creditor's rights generally or by the application of general equitable principles.

      4.03 CONSENTS. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby on the part of Monro requires the consent of any third party.

      4.04 COMPLIANCE WITH LAWS. The Monro is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations and, to Monro's knowledge, Monro has received no notice of any action threatened or pending alleging non-compliance therewith.

      4.05 LITIGATION. There is not pending or, to Monro's knowledge, threatened, any suit, claim, action, proceeding or arbitration relating to the business or operations of the Monro which seeks to enjoin or obtain damages in respect to the transactions contemplated hereby. Monro has received no citation, order, judgment, writ, injunction or decree of any court, government or governmental or administrative agency against or affecting the Monro for the operation of the Monro's business.

      4.06 ARTICLES OF INCORPORATION, BYLAWS, AND CAPITALIZATION OF MONRO. A true, correct, and complete copy of the Articles of Incorporation and Bylaws of Monro, as amended to date, have been provided to Henderson. As of September 30, 2004, the authorized capital stock of Monro consists solely of Twenty Four Million Nine Hundred Thousand (24,900,000) shares, consisting of: (a) Twenty Million (20,000,000) shares of Common Stock ($0.01 par value per share) of which Thirteen Million Four Hundred Forty Thousand Four Hundred One (13,440,401) shares are issued and outstanding; (b) One Hundred Fifty Thousand (150,000) shares of Class C Preferred Stock ($1.50 par value per share) of which Sixty Five Thousand (65,000) shares are issued and outstanding; and (c) Four Million Seven Hundred Fifty Thousand (4,750,000) shares of undesignated Preferred Stock ($0.01 par value per share) of which none are issued and outstanding.

      All such issued and outstanding shares have been duly authorized, validly issued, and fully paid and (except as set forth in Section 630 of the New York Business Corporation Law)non-assessable and, to Monro's actual knowledge, have been issued in all material respects in compliance with all applicable state and federal laws concerning the issuance of securities, and none of such shares were issued in violation of the preemptive rights of past or present stockholders.

                                    ARTICLE V

               COVENANTS OF HENDERSON, SHAREHOLDER, AND GUARANTOR

      Henderson, Shareholder, and Guarantor, jointly and severally, covenant and agree with Monro as follows:

      5.01 CONDUCT OF BUSINESS. To keep and maintain the Business as a going business with sufficient personnel, to conduct the Business pending the Closing in the normal and usual manner consistent with past practice. Without the prior approval of Monro (which approval may be withheld by Monro for any reason in its sole discretion), Henderson shall not to make any change in the policies affecting the operation and conduct of the Business, the Assets or the Real Property nor, except as permitted in Schedule 5.01 hereof, to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Business, the Assets or the Real Property, or extending beyond the Closing. From the date hereof through the Closing Date, Henderson shall not enter into any purchase commitments or orders, except in the ordinary course of the Business and in amounts not in excess of Ten Thousand Dollars ($10,000.00) for each such order or Fifty Thousand Dollars ($50,000.00) in the aggregate from all suppliers, without the prior written approval of Monro. From the date hereof through the Closing Date, Henderson will not enter into any sales commitments or orders, except in the ordinary course of the Business and in amounts not in excess of Ten Thousand Dollars ($10,000.00) for each such order or Fifty Thousand Dollars ($50,000.00) in the aggregate from all customers, without the prior written approval of Monro.

      5.02 INSTRUCTION. From the date hereof and for twelve (12) months thereafter, instruct Monro, through the authorized personnel and agents of Monro, concerning the Business and its operations, including such reasonable assistance and cooperation as may be reasonably be requested or necessary to assure the orderly transfer of the Business to Monro and the continuation thereof by Monro subsequent to the Closing.

      5.03 CHANGES. Between the date hereof and the Closing, to notify Monro of any adverse changes, problems or developments that are material to the operation of Business and the status of its material liabilities, obligations and relationship with its creditors, customers and suppliers.

      5.04 ACCESS. Upon reasonable prior notice, allow the authorized personnel and agents of Monro to have access to any and all of the employees, records and premises of Henderson relating to the Business; at all reasonable times between the date hereof and the Closing to permit Monro to conduct at its expense any tests, surveys, audits, inquires or investigations relating to Environmental Law matters which are contemplated by this Agreement; to furnish Monro with all information concerning the affairs of Henderson relating to the Business as Monro may reasonably request; and to permit Monro to make extracts from, and copies of, all of the tax returns, books, records, appraisals, files, purchase orders, sales orders and other business records of Henderson relating to the Business, whether written or in machine readable form.

      5.05 EXCLUSIVE DEALING. Pending Closing hereunder, to refrain and cause Henderson, and the officers, directors, employees and agents thereof to refrain from taking any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with or provide any information to, any corporation, partnership, person, or other entity or group, other than Monro, concerning any purchase of the capital stock in Henderson, any merger of, with or into Henderson, sale of the Assets or similar transaction involving Henderson or the Business.

      5.06 COOPERATION. To (a) execute, acknowledge and deliver to Monro on request, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, (b) take all other actions, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Monro to satisfy the Conditions to Closing contained in Article VII hereof, and (c) refrain from taking any actions which would, may or could cause a breach of the representations and warranties contained in
Article III hereof or cause the Conditions to Closing contained in Article VII hereof to fail to be satisfied; and, further, to assist and cooperate with Monro in connection with any litigation involving the Business acquired from Henderson hereunder, before or after Closing.

      5.07 LIABILITIES. In the ordinary course of Henderson's business, Henderson shall pay and discharge, or make adequate provision for, all of Henderson's liabilities, indebtedness, obligations, claims and losses arising out of, or by reason of, the operation of the Business prior to Closing.

      5.08 NON-HIRE. Neither Henderson, Shareholder, nor the Guarantor shall, for a period of one (1) year following the Closing, directly or indirectly, solicit or hire any store manager or other management-level employee of the Business retained after Closing by Monro, to become an employee or contractor to any other business or business entity in competition with the business currently conducted by Henderson; provided, however, that the provisions of this Section
5.09 shall not apply to any such employee terminated by Monro after the Closing Date.

      5.09 DISSOLUTION OF HENDERSON. Henderson shall dissolve and wind up its affairs as promptly as practical after the Closing Date, and after such time shall not, without the consent of Monro, engage in any business, and Henderson shall take all necessary steps requisite to make available to Monro the use of Henderson's trade name "Mr. Tire" for the geographical area in which it currently conducts it Business.

      5.10 EMPLOYEE MATTERS. Henderson shall pay, discharge and be responsible for (i) all salary, compensation and accrued vacation pay and sick leave arising out of or relating to the employment of its employees prior to and including the Closing Date, and (ii) any employee benefits arising under the benefit plans or benefit arrangements of Henderson during the period prior to and including the Closing Date. Henderson shall be responsible for all severance liabilities and all COBRA liabilities for all of Henderson's employees who do not become employed by the Monro on the Closing Date.

                                   ARTICLE VI

                               COVENANTS OF MONRO

      Monro covenants and agrees with Henderson as follows:

      6.01 CHANGES. Between the date hereof and the Closing, to notify Henderson of any adverse changes, problems or developments with respect to the Monro's ability to consummate the transactions contemplated by this Agreement.

      6.02 COOPERATION. To (a) execute, acknowledge and deliver to Henderson on request, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data; (b) take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Henderson to satisfy the Conditions to

Closing contained in Article VIII hereof; and (c) refrain from taking any actions which would, may or could cause a breach of the representations and warranties contained in Article IV hereof or cause the Conditions to Closing contained in Article VIII hereof to fail to be satisfied; and, further, to assist and cooperate with Henderson in connection with any litigation involving the Business after the Closing Date regarding events prior to the Closing Date.

      6.03 ASSUMPTION OF LIABILITIES. On the Closing Date, to assume: (a) the liabilities set forth on Schedule 2.03 to this Agreement; (b) the liabilities relating to customer warranty work, road hazard warranties sold by Henderson prior to Closing, or warranty claims arising after the Closing relating to Henderson's operation of the Business prior to Closing; and (c) the liabilities relating to those employees of Henderson hired by Monro as of the Closing Date, in each case for obligations accruing from and after the Closing Date.

      6.04 EMPLOYEE MATTERS.

            A. Monro intends to offer employment after the Closing Date to all store personnel employed by Henderson as of the Closing Date and shall use reasonable efforts to do so.

            B. From and after the Closing Date, Monro shall pay, discharge and be responsible for all salary, compensation and benefits arising out of or relating to the employment of those of Henderson's employees hired by Monro after the Closing Date. Monro shall be responsible for all COBRA liabilities, if applicable, for such employees hired by Monro. Monro shall cause all of Henderson's employees hired by Monro as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Paragraph 3(1) and 3(2) of ERISA, respectively), if applicable, in accordance with Monro's benefits policies.

            D. For purposes of any length of service requirements, waiting period, vesting periods or differential benefits based on length of service in any such plan for which an employee of Henderson may be eligible after the Closing, Monro shall ensure that, to the extent permitted by law, and except as limited by Monro's existing personnel policies, service by such employee with Henderson, or any prior owner of the Business, shall be deemed to have been service with the Monro.

            F. As soon as practicable following the Closing Date, Monro shall make available its 401(k) Plan to any of Henderson's employees hired by Monro as of the Closing Date in accordance with the terms of such Plan.

            G. Nothing in this Agreement shall be construed to provide employees of Henderson with any rights under this Agreement, and no person, other than the Parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

      6.05 CONFIDENTIALITY. Except as may be otherwise required by law, Monro will keep confidential any information obtained by it in connection with the provisions of this Agreement; and if this Agreement is terminated, Monro will return to Henderson all information obtained by Monro from Henderson in connection with this Agreement, including, but not limited to, all of the information referred to in Section 5.04 of this Agreement.

      6.06 SEC FILINGS. Within ten (10) days after the Closing, Monro shall cause to be filed with the SEC such appropriate registration statement so as to allow for the shares of Monro Common Stock issued and delivered to Henderson at Closing to be freely transferable without restriction under the Securities Act and the Exchange Act. Monro will respond expeditiously to any and all comments and correspondence from the SEC with regard to such registration statement.

                                   ARTICLE VII

                         CONDITIONS OF CLOSING BY MONRO

      The obligation of Monro to consummate the transactions contemplated by this Agreement shall be subject, at Monro's sole option, to the satisfaction of the following conditions precedent:

      7.01 REPRESENTATIONS. All of the representations and warranties of Henderson, the Shareholder, and the Guarantor (as applicable) herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if expressly made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).

      7.02 PERFORMANCE OF COVENANTS. All of the covenants to be performed and all of the conditions to be satisfied by Henderson, the shareholder, and the Guarantor (as applicable) prior to the Closing Date shall have been performed or satisfied on or before the Closing.

      7.03 CONDITION OF PROPERTY. All of the Assets of Henderson shall be in the same condition on the Closing Date as the same are as of the date hereof, ordinary wear and tear alone excepted, it being understood and agreed between the Parties hereto that any uninsured destruction, loss or damage by fire or casualty prior to the Closing which exceeds One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate shall constitute a failure of the condition precedent set forth in this Paragraph 7.03.

      7.04 TERMINATIONS. Except with respect to Permitted Encumbrances and except as otherwise provided by this Agreement, the termination by Henderson of any and all encumbrances to the Assets, including but not limited to those listed on Schedule 3.05. With respect to any encumbrances arising from leases of equipment by Henderson, whether listed on Schedule 3.05 or otherwise, Henderson shall be obligated at Closing to provide reasonable evidence of: (a) its satisfaction of any and all payment obligations to the lessor; and (b) such lessor's commitment as a secured party to complete any documentation necessary to terminate any UCC filing or other encumbrance with respect thereto. Henderson shall work diligently to ensure the filing of all documentation necessary to terminate such encumbrances as soon as practicable, but in no event later than sixty (60) days after the Closing Date.

      7.05 CONSENTS AND ASSIGNMENTS.

            A. The assignment to Monro of Henderson's rights under the Real Property leases described on Schedule 3.10A, including the landlord's written consent, where required, the landlord's executed estoppel certificates confirming the commencement and termination dates of the lease, any renewal options, the monthly rent and any additional rent, and that there are no defaults by landlord or tenant under the terms of the lease (or setting forth the details of such defaults, if any and the Landlord's written agreement to amend such leases with respect to the matters described on Schedule 7.05. The execution and delivery by the Guarantor (or affiliates of the Guarantor) of leases of each parcel of the Real Property described in Schedule 3.10A, except for Stores numbered 28 and 34 on the form of lease agreement attached to
Schedule 7.05 and on the respective terms described in Schedule 7.05. Leases for Real Property in Schedule 3.10A, except for Stores 28 and 34 are referred to in this Agreement individually as the "Guarantor Lease" and collectively as the "Guarantor Leases."

            B. The execution and delivery of a lease for the Real Property described as Store 28 in Schedule 3.10A.

            C. An assignment of the lease for the Real Property described as Store 34 in Schedule 3.10A. For each lease of Real Property Henderson will provide or cause to be provided to Monro a subordination and non-disturbance agreement, in form reasonably acceptable to Monro from the holders of all mortgages on the Real Property.

            D. The assignment to and assumption by Monro of Henderson's rights and obligations under the Contracts set forth in Schedule 2.03.

      7.06 DUE DILIGENCE; ENVIRONMENTAL TESTS. Monro and its professional advisors shall have completed the due diligence examination of the Business and its officers, employees, books and records, suppliers and customers, and Monro shall be satisfied, in its sole discretion, with respect to matters relevant to the business and financial condition of the Business. Monro shall have received results satisfactory to Monro, in its sole discretion, of environmental reports and testing for all of the Real Property.

      7.07 DELIVERY OF DOCUMENTS. Monro shall have received all such documents, certificates, opinions and papers required of Henderson and Shareholder pursuant to the terms of this Agreement, or which shall have been reasonably requested by Monro in connection therewith, in form and substance as approved prior to the Closing by Monro's Attorney, including expressly, but not limited to, the following:

            A. Bills of Sale or other instruments in form and substance satisfactory to Monro's Attorney sufficient to properly evidence the transfer of the Assets from Henderson to Monro.

            B. A certificate executed by Henderson's or Shareholder's Secretary, as applicable, of resolutions unanimously adopted by Henderson's Board of Directors and by the general partner of the Shareholder authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder.

            C. A certificate, dated as of the Closing Date, certifying to the effect that, (i) as of the Closing Date, all of the representations and warranties of Henderson and Shareholder contained in this Agreement and the Schedules hereto are true, correct and complete respects as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete at such date or time), and (ii) all of the agreements, covenants and conditions contained in this Agreement to be performed or satisfied by Henderson and Shareholder on or prior to the Closing have been performed or satisfied in all material respects on or before the Closing Date.

            D. A favorable written opinion of Henderson's Attorney, dated as of the Closing Date, in the form of Schedule 7.07D hereto.

            E. The Escrow Agreement executed by Henderson.

            F. Written termination by Henderson of the Henderson Agreement.

      7.08 LICENSES, PERMITS, ETC. Monro shall have obtained all licenses, permits, approvals and authorizations from any Governmental Authority necessary, in Monro's opinion, to operate the Business after Closing.

      7.09 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, there shall not have been any Material Adverse Change.

                                  ARTICLE VIII

         CONDITIONS TO CLOSING BY HENDERSON, SHAREHOLDER, AND GUARANTOR

      The obligation of Henderson and Shareholder to consummate the transactions contemplated by this Agreement shall be subject, at Henderson's and Shareholder's sole option, to the satisfaction of the following conditions precedent:

      8.01 REPRESENTATIONS. All of the representations and warranties of Monro herein contained shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date and time).

      8.02 COVENANTS AND CONDITIONS. All of the covenants to be performed and all of the conditions to be satisfied by Monro prior to the Closing Date shall have been performed or satisfied in all material respects on or before the Closing except.

      8.03 DELIVERY OF DOCUMENTS. Henderson shall have received all such documents, certificates, opinions and papers required of Monro pursuant to the terms of this Agreement, or which shall have been reasonably requested by Henderson and Shareholder in connection therewith, in form and substance as approved prior to the Closing by Henderson's Attorney, including expressly, but not limited to, the following:

            A. Payment of the Purchase Price as adjusted, to the extent and in the manner set forth in this Agreement.

            B. A stock certificate in the name of Henderson representing the Monro Common Stock for the number of shares of Monro Common Stock calculated in accordance with Section 2.06C.

            C. A certificate of resolutions adopted by Monro's Board of Directors or the Governance Committee thereof authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by Monro's corporate Secretary.

            D. A certificate of Monro, dated as of the Closing Date certifying, to the effect that, (i) as of the Closing Date, all of the representations and warranties of Monro contained in this Agreement are true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as such date or time), (ii) all of the covenants and conditions contained in this Agreement to be performed or met by Monro prior to Closing have been performed or satisfied on or prior to the Closing Date, and (iii) all shares of Monro Common Stock delivered to Henderson on the Closing Date are duly authorized and are validly issued and outstanding, fully paid, and non-assessable, with no personal liability attaching to the ownership thereof, and are freely transferable without restriction under the Securities Act and the Exchange Act.

            E. A written agreement pursuant to which Monro assumes certain liabilities of Henderson including but not limited to, those liabilities set forth on Schedule 2.03 and the Real Property lease obligations described in
Schedule 3.10A.

            F. The Escrow Agreement executed by Monro.

            H. Written termination by Monro of Henderson Agreement.

                                   ARTICLE IX

                                  OTHER MATTERS

      9.01 TAX STATUS AND EFFECT. It is understood and agreed that neither Henderson, Shareholder, the Guarantor nor Monro has or have made any representations to each other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the Parties hereto is therefore separately consulting with their respective counsel as to such matters and each is responsible and shall assume liability, subject only to the express and specific provisions of this Agreement, any tax which may be incurred by reason of the carrying out of the terms and provisions hereof. In the event that (a) any sales or use Tax shall be due to any state or local Governmental Authority by reason of the sale of the Assets, or (b) any transfer Taxes or the like shall be due to any state or local Governmental Authority by reason of the assignment to Monro or creation in favor of Monro of leases of the Real Property as contemplated by Paragraph 7.05, such tax or taxes, if any, split equally between Henderson and Monro. In addition, Henderson shall be solely responsible for any sales taxes arising out of the operation of the Business prior to Closing Date.

      9.02 BROKERAGE COMMISSIONS. Henderson, Shareholder and Monro represent and warrant, each to the other, that this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby.

      9.03 EXPENSES OF PARTIES. Except as otherwise provided by this Agreement or any Schedule hereto, all expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the Party which shall have incurred the same, and the other Party shall have no liability with respect thereto; provided, however, that in the event this Agreement fails to close on the Closing Date due to breach or failure to comply with the terms of this Agreement by Henderson, Shareholder or Monro, then the breaching party shall, upon demand, be liable to reimburse the non-breaching party for the non-breaching party's expenses, including, without limitation, disbursements, accounting and attorney's fees, in connection with the non-breaching party's negotiation and performance of this Agreement. The parties acknowledge and agree that any fees payable to any landlord in connection with the assignment by Henderson to Monro of any leases for the Real Property shall be paid by Henderson.

      9.04 INDEMNIFICATION BY HENDERSON, SHAREHOLDER, AND GUARANTOR. Except as set forth in Paragraph 9.04D, Henderson and Shareholder jointly and severally covenant and agree to fully indemnify and hold harmless Monro, its directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the costs of defense, incurred by any of the indemnified parties:

            A. as a result, or by reason, of the breach, falsity or failure of any of Henderson's or Shareholder's representations, warranties, covenants or undertakings contained in this Agreement;

            B. for any liability with respect to litigation disclosed on
Schedule 3.13; or

            C. as a result of a breach or violation of any Environmental Law prior to Closing, the release or discharge of Hazardous Substances prior to Closing, or the release or discharge of Hazardous Substances, any of which has an effect on the Real Property.

            D. Henderson and Shareholder will have no liability with respect to claims for indemnification pursuant to this Paragraph 9.04 or otherwise under or in connection with this Agreement, unless Monro has paid, suffered, and/or incurred losses in excess of the Threshold

Amount, after which time Henderson and Shareholder, jointly and severally, shall indemnify Buyer for all Losses incurred, subject, however, to the Cap. Neither Henderson nor Shareholder, collectively, shall have any liability to indemnify Monro for Losses, in the aggregate, after payment has been made to Monro in the amount of the Cap;

            E. notwithstanding anything to the contrary in Paragraph 9.04D, under no circumstances shall the Threshold Amount or the Cap apply to any Losses resulting from (i) fraud, which shall be defined to be the knowing and intentional misrepresentation or omission of facts in connection with the transactions contemplated by this Agreement; and (ii) liability arising from any carrier of the liability on account of contributions that may have been made toward "multi-employer plan" or to any multiple employer or single employer plan, as described in Paragraph 3.16A.

      9.05 INDEMNIFICATION BY MONRO. Monro covenants and agrees to fully indemnify and hold harmless Henderson and Shareholder, their directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the cost of defense, incurred by any of the indemnified parties as a result or by reason of the breach, falsity or failure of any of the Monro's representations, warranties, covenants or undertakings contained in this Agreement.

      9.06 PROCEDURE FOR INDEMNIFICATION.

            A. If any Party shall claim indemnification pursuant to Paragraphs
9.04 and 9.05, such Party shall promptly notify the other Parties in writing of such claim, setting forth the nature and amount of the claim in detail; provided however, that the failure of a Party to so notify the other Parties shall not bar any claim for indemnification hereunder.

            B. If the indemnification claim arises from the claim or demand of a third party, the indemnifying Party shall have the right, with the indemnified Party or Parties prior consent, not to be unreasonably withheld, to compromise or, if appropriate, conduct and defend at their own cost and through counsel of their own choosing, reasonably acceptable to such indemnified Party, the claim or demand of any third party giving rise to such claim for indemnification. The opportunity to compromise or defend, if applicable, shall be conditions precedent to any asserted indemnification liability under Paragraphs 9.04 and
9.05. If the indemnifying Party undertakes to compromise or defend any such claim or demand, they shall promptly notify the indemnified party in writing of its or their intention to do so. After the assumption of the defense by the indemnifying Party and so long as such Party shall diligently pursue such defense, the indemnifying Party shall be liable for any legal expenses subsequently incurred by the indemnifying Party in connection with such defense, but the indemnified Party may participate in such defense at its own expense. Each Party shall fully cooperate with the other Party and its counsel in the defense or compromise of such claim or demand. The indemnifying Party shall not, except with the written consent of the indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the unconditional release of the indemnified Party from all liability in respect of such third party claim or demand.

            B. If the indemnification claim arises from other than the claim or demand of a third party and the indemnifying Party does not object in writing to the indemnification claim from the indemnified Party within 20 business days of receipt of the notice of claim, the indemnifying Party shall be deemed to have accepted the claim and shall have no further right to dispute the obligation to indemnify the indemnified Party. If the indemnifying Party shall notify the indemnified Party in writing within 20 business days with an objection to the claim for indemnification or the amount thereof, then, the validity of the indemnification claim and/or the amount thereof shall be conclusively determined by arbitration pursuant to Paragraph
11.03. Attorney's fees and expenses in connection with the indemnified Party's pursuit of indemnification shall become part of the indemnified Party's claim under Paragraphs 9.04 or 9.05, as applicable. The provisions of this indemnification shall survive the Closing Date and may be enforced against the Monro's right to offset, as described in Paragraph 2.08, as well as against the Escrowed Amount or any payments due to Henderson or Shareholder (or affiliate thereof) arising from the lease agreements described in Schedule 7.05 or otherwise from the transactions contemplated by this Agreement, without limiting in any respect any and all other rights which Monro may have against Henderson and Shareholder, in law or in equity, to enforce the provisions hereof.

                                    ARTICLE X

                                   TERMINATION

      10.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing in accordance with the following:

            A. Upon the mutual consent to all parties hereto;

            B. By Monro or Henderson and Shareholder and Guarantor if any order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transaction contemplated hereby shall have been entered and remains in effect on the Closing Date or, if on the Closing Date, there is any pending or threatened litigation in any court, or any proceeding by or before any governmental body, seeking to restrain or prohibit consummation of this Agreement or in which damages are sought in connection with this Agreement, or if any investigation by any governmental body is pending or threatened which might result in any such litigation or other proceeding;

            C. By Monro or Henderson and Shareholder and Guarantor if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the thirtieth (30th) day following the Closing Date.

            D. By Monro, if Henderson is unable to comply with the conditions to Closing set forth in Article VII by the Closing Date.

      10.02 EFFECT OF TERMINATION. Except as set forth in Section 2.06A, termination of this Agreement pursuant to Paragraph 10.01A shall not result in any liability on the part of any Party hereto or their respective representatives, directors, officers, shareholders or agents. Upon termination of this Agreement pursuant to Paragraph 10.01B, C or D, the Party effecting the termination shall retain such rights, if any, it may have against the other Party(s), including as a result of the other Party(s) breach or failure of the representations, warranties, covenants or conditions of this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

      11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Henderson, Shareholders and Monro contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transfer and delivery of the Assets for a period of thirty-six (36) calendar months from the Closing Date. The representations and warranties of a party shall not be deemed waived or otherwise affected by any investigation made by or knowledge of the other party.

      11.02 PUBLICITY AND CONFIDENTIALITY. No press release shall be released by any Party hereto prior to the Closing Date concerning the execution of this Agreement and the transactions contemplated hereunder except with the consent of the other Parties hereto or when required by law. Notwithstanding the immediately preceding sentence, it is understood that, upon the execution of this Agreement by the parties, Henderson shall disclose the execution of this Agreement to its employees. The provisions of the Confidentiality and Non-Disclosure Agreement, dated September 7, 2004, executed between Monro and Henderson shall survive until the Closing Date (and thereafter in respect of any of Monro's confidential information delivered to Henderson) and, if the Closing does not occur, in accordance with the terms of such agreement. If for any reason the transactions provided for hereunder shall not be consummated, each Party hereto (a) shall return all Confidential Information which it received from any other Party hereto in the course of investigating and negotiating the transactions provided for hereunder and (b) shall not disclose to any third party any such Confidential Information.

      11.03 ARBITRATION. Claims arising pursuant to or in connection with the covenants and agreements in Paragraphs 5.08 and 11.02 shall be resolved in the courts of competent jurisdiction specified in Paragraph 11.11. In the event that any other dispute shall arise in connection with the transactions provided for hereunder subsequent to the Closing Date, the matter shall be submitted to arbitration in Rochester, New York before a single arbitrator designated by the American Arbitration Association and in accordance with the expedited rules thereof relating to the arbitration of commercial disputes.

      11.04 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

      11.05 ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement among the Parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

      11.06 MODIFICATIONS; WAIVER. No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the Party or Parties sought to be charged therewith and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature. No course of dealing between or among any of the Parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any Party hereunder.

      11.07 PARTIAL INVALIDITY. If any provision of this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      11.08 NO THIRD PARTY BENEFICIARY. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a Party hereto.

      11.09 NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid; or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be directed to a Party at its address set forth below or at such other address as may be designated by a party in a notice given to all other Parties hereto in accordance with the provisions of this Paragraph.

      Notice to Monro shall              Monro Muffler Brake, Inc.
      be sent to:                        200 Holleder Parkway
                                         Rochester, New York 14615
                                         Attn: President and General Counsel

      with a copy to:                    Underberg & Kessler LLP
                                         1800 Chase Square
                                         Rochester, New York 14604
                                         Attn: John W. Crowe, Esquire

      Notice to Henderson or             Henderson Holdings, Inc.
      Shareholder                        8115 Potobac Landing Road
      Shall be sent to:                  Port Tobacco, MD 20677
                                         Attn: President
      with a copy to:                    Thomas & Libowitz, P.A.
                                         100 Light Street, Suite 1100
                                         Baltimore, Maryland 21202
                                         Attn: Steven A. Thomas, Esquire

      11.10 GOVERNING LAW. Except with respect to any provisions herein regarding indemnification, which shall be construed in accordance with the laws of the State of New York (without taking into account conflicts of laws principles), this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

      11.11 JURISDICTION AND VENUE. In the event that any legal proceedings are to be commenced in any court pursuant to the terms of this Agreement, the Parties hereto specifically consent and agree that:

            (a) the courts of the State of Maryland and/or the United States Federal Courts for the District of Maryland (Northern Division) shall have exclusive jurisdiction over each of the Parties and such proceedings; and

            (b) the venue of any such action shall be in Baltimore County, Maryland or the United States District Court for the District of Maryland sitting in Baltimore, Maryland.

      11.12 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      11.13 GENDER. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

      11.14 FAIR MEANING. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the Parties hereto to express their mutual intent, and no presumption or rule of strict construction should be applied against any Party hereto.

      11.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

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                          SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on January 11, 2005.

MONRO:                                      MONRO MUFFLER BRAKE, INC.

                                   By: /s/ Robert G. Gross
                                       ----------------------------------------
                                           Robert G. Gross
                                           President and Chief Executive Officer

HENDERSON:                                   HENDERSON HOLDINGS, INC.

                                   By: /s/ Adam B. Henderson, Jr.
                                       ----------------------------------------
                                           Adam B. Henderson, Jr.
                                           President

SHAREHOLDER:                       THE ADAM B. HENDERSON FAMILY LIMITED
                                               PARTNERSHIP

                                   By: /s/ Adam B. Henderson, Jr.
                                       ----------------------------------------
                                           Adam B. Henderson, Jr., General
                                           Partner

GUARANTOR:                                   ADAM B. HENDERSON, JR.

                                             /s/ Adam B. Henderson, Jr.
                                             -----------------------------------
                                             Adam B. Henderson, Jr.

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